Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Stillwater Mining Company

We consent to the use of our report dated February 16, 2017, with respect to the consolidated balance sheets of Stillwater Mining Company as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Billings, Montana
April 14, 2017